ADDENDUM TO ADDENDUM TO
CONSULTING AGREEMENT

This Addendum effective March 1st, 2021 to the Addendum dated July 1st, 2020 to the Consulting Agreement, (the "Addendum"), is made by and between Clickstream Corp. ("Company") and Parcae Capital Corporation ("Parcae").

WHEREAS, Parcae and Company have entered into a Consulting Agreement dated December 24th, 2019 ("the Agreement") wherein Company agreed to compensate Parcae in exchange for Parcae's agreement to provide primarily general business advice on current standard practices and trends in Consultant's area of expertise and from time-to-time in a consulting capacity with respect to certain activities or specific projects.

WHEREAS, Company and Parcae now desire to supplement the Agreement to modify the terms and conditions of the Consideration to be paid.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreement. The terms of this Addendum shall supersede and control any provisions of the Agreement that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreement.

2. The Agreement is hereby supplemented by this Addendum as follows: **Section 4. CONSIDERATION** shall be modified to include:

   Consideration. As full consideration for the Services provided and to be provided by Consultant hereunder, the Company shall compensate Consultant $23,333 per month. In addition to the compensation described above (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) or such compensation cannot be paid because of conflicts with applicable laws:

   In the event Consultant generates business for Company, then, on any sales resulting therefrom, Consultant shall be entitled to commission equal to 10% of the net proceeds received by Company therefrom on a continuing basis during the term of this agreement payable in cash from Revenues directlyarranged by Consultant.

3. This Addendum shall be incorporated into the Agreement and shall be subject to the terms contained therein.

4. This document may be executed in counterparts, which taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

Clickstream Corporation ("Company")

DocuSigned by:
Frank Magliochetti
Frank Magliochetti, CEO

Parcae Capital Corporation ("Parcae")

DocuSigned by:
Frank Magliochetti
Frank Magliochetti, CEO